Exhibit 10.14
NISOURCE INC.
1994 LONG-TERM INCENTIVE PLAN
RESTRICTED STOCK AGREEMENT
     This Agreement is made as of the                      day of                     , (“Date of Award”) between NiSource Inc. (the “Company”) and                                          (the “Grantee”). In consideration of the agreements set forth below, the Company and the Grantee agree as follows:
     1. Grant. A restricted stock award (“Award”) of                                 shares (“Restricted Shares”) of the Company’s common stock, without par value (“Common Stock”), will be granted by the Company to the Grantee, subject to the following terms and conditions, and to the provisions of the NiSource Inc. 1994 Long-Term Incentive Plan as amended and restated effective January 1, 2005, and as amended effective January 22, 2009 (the “Plan”), the terms of which are incorporated by reference herein. The number of Restricted Shares to be granted pursuant to this Agreement shall be maintained as a bookkeeping entry on the books of the Company until the Common Stock related to the Restricted Shares is delivered. No funds shall be set aside or earmarked for any Restricted Share. The right of the Grantee or his or her beneficiary to receive a distribution hereunder shall be an unsecured claim against the general assets of the Company, and neither the Grantee nor his or her beneficiary shall have any rights in or against any amounts credited to the books of the Company or any other specific assets of the Company.
     2. Transfer Restrictions. None of the Restricted Shares shall be sold, assigned, pledged or otherwise transferred, voluntarily or involuntarily, by the Grantee prior to the lapse of restrictions or pro rata distribution, as applicable, pursuant to Sections 3, 4, or 5 below, and until permitted pursuant to the terms of the Plan.
     3. Lapse of Restrictions. Subject to sections 4 and 5, the restrictions set forth in Section 2 shall lapse on                     .
     4. Termination Due to Retirement, Death or Disability. Notwithstanding Section 3, if, before                     , the Grantee terminates employment with the Company and its affiliates (1) due to retirement, with having attained age 55 and completed 10 Years of Service, or (2) due to death or disability (as defined under Internal Revenue Code Section 409A and the regulations promulgated thereunder (“Code Section 409A”)), the restrictions set forth in Section 2 of this Agreement shall lapse with respect to a pro rata portion of such Restricted Shares on the date of such termination of employment. Such pro rata lapse of the restrictions shall be determined using a fraction, where the numerator shall be the number of full or partial calendar months elapsed between the Date of Award and the date the Grantee terminates employment, and the denominator shall be the number of full or partial calendar months between the Date of Award and                     . For purposes of this Agreement, “Service” has the same meaning used in the NiSource Inc. and Northern Indiana Public Service Company Pension Plan or such other pension plan in which the Grantee is a Participant.

     5. Change in Control. Notwithstanding the provisions of Section 3 and 4 above, in the event of a Change in Control of the Company, as defined in the Plan, all restrictions applicable to the Restricted Shares shall lapse on the fifth business day prior to the date such Change in Control is consummated.
     6. Forfeiture. All of the Restricted Shares with respect to which restrictions have not lapsed pursuant to Section 3 or 5, or which are not subject to a pro rata distribution pursuant to Section 4, shall be forfeited to the Company upon the Grantee’s termination of employment with the Company and its affiliates for any reason. Notwithstanding the preceding sentence, all rights with respect to the Award, and all of the Restricted Shares shall be forfeited to the Company upon the Grantee’s involuntary termination of employment with the Company and its affiliates for Cause. “Cause” means the Grantee’s conviction for the commission of a felony, or the Grantee’s fraud or dishonesty which has resulted or is likely to result in material economic damage to the Company or any affiliate.
     7. No Rights as Stockholder. Until Common Stock has been issued, the Grantee shall not have any rights as a stockholder of the Company with respect to the Restricted Shares.
     8. Limitation on Restricted Shares. Notwithstanding Sections 3, 4 and 5, the restrictions set forth in Section 2 shall lapse, or the Grantee shall become entitled to a pro rata distribution pursuant to Section 4, during any calendar year with respect to which the Grantee is a “covered employee” (as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor section, and regulations issued thereunder) only with respect to a sufficient number of Restricted Shares whose aggregate fair market value on the date such restrictions would, but for this Section 8, lapse or become subject to a pro rata distribution (the closing price of Common Stock on the New York Stock Exchange Composite Transactions on the applicable date), that when added to the Grantee’s “applicable employee remuneration” (as defined in Section 162(m) of the Code or any successor section, and regulations issued thereunder) for the applicable calendar year (including any dividends or other distributions received pursuant to Section 7 during such calendar year) that does not constitute “qualified performance-based compensation” (as defined in Section 162(m) of the Code or any successor section and regulations thereunder), do not exceed the aggregate amount of $999,999.00 for the applicable calendar year (“Limitation”).
          To the extent the restrictions on any Restricted Shares do not lapse, or any Restricted Shares do not become subject to a pro rata distribution, due to the application of this Section 8, the restrictions on such Restricted Shares shall lapse, or such Restricted Shares shall become subject to a pro rata distribution, on the first to occur of:
          (a) the last business day of any subsequent calendar year or years to the extent that the Limitation is not exceeded for such year or years,
          (b) the date next following the Grantee’s date of termination of employment with the Company and its affiliates for any reason other than for Cause, or

          (c) the first business day of the year next following the year with respect to which the Grantee ceases to be a “covered employee” (as defined in Section 162(m) of the Code or any successor section and regulations thereunder).
     9. Issuance of Common Stock. Certificates of Common Stock related to the Restricted Shares shall be issued in Grantee’s name and delivered to the Grantee as soon as practicable after the first to occur of the date (a) all restrictions lapse or (b) such Restricted Shares are subject to a pro rata distribution, as provided in this Agreement. However, notwithstanding any provision to the contrary, if, in the reasonable determination of the Company, a Grantee is a “specified employee” for purposes of Code Section 409A, then, if necessary to avoid the imposition on the Grantee of excise tax and interest under Code Section 409A, the Company shall not deliver the Common Stock otherwise payable upon the Grantee’s termination and separation of service until a date that is as soon as practicable after 6 months following the Grantee’s termination and separation of service from the Company.
     10. Government Regulations. Notwithstanding anything contained herein to the contrary, the Company’s obligation to issue or deliver certificates evidencing the Restricted Shares shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
     11. Withholding Taxes. The Company shall have the right to require the Grantee to remit to the Company, or to withhold from other amounts payable to the Grantee, as compensation or otherwise, an amount sufficient to satisfy all federal, state and local withholding tax requirements as provided in the Plan.
     12. Governing Law. This Agreement shall be construed under the laws of the State of Indiana.
     13. Securities Law Compliance. The delivery of all or any of the Common Stock relating to the Restricted Shares shall only be effective at such time that the issuance of such Common Stock will not violate any state or federal securities or other laws. The Company is under no obligation to effect any registration of Common Stock under the Securities Act of 1933 or to effect any state registration or qualification of the Common Stock issued under this Agreement. The Company may, in its sole discretion, delay the delivery of Common Stock or place restrictive legends on Common Stock in order to ensure that the issuance of any Common Stock will be in compliance with federal or state securities laws and the rules of any exchange upon which the Company’s Common Stock is traded. If the Company delays the delivery of Common Stock in order to ensure compliance with any state or federal securities or other laws, the Company shall deliver the Common Stock at the earliest date at which the Company reasonably believes that such delivery will not cause such violation, or at such other date that may be permitted under Code Section 409A.
     14. Entire Agreement; Code Section 409A Compliance. This Agreement and the Plan contain the terms and conditions with respect to the subject matter hereof and supersede any previous agreements, written or oral, relating to the subject matter hereof. This Agreement shall be interpreted in accordance with Code Section 409A. This Agreement shall be deemed to be modified to the maximum extent necessary to be in compliance with Code Section 409A’s rules. If the Grantee is unexpectedly required to include in the Grantee’s current year’s income any amount of compensation relating to the Restricted Shares because of a failure to meet the requirements of Code Section 409A, then to the extent permitted by Code Section 409A, the Grantee may receive a distribution of Common Stock in an amount not to exceed the amount required to be included in income as a result of the failure to comply with Code Section 409A.
     IN WITNESS WHEREOF, the Company has caused this Award to be granted, and the Grantee has accepted this Award, as of the date first above written.

NISOURCE INC.

By:

Senior Vice President, Human Resources on behalf of the Officer Nomination and Compensation Committee of the Board of Directors of NiSource Inc.

Grantee